MANUFACTURING AGREEMENT


         This Manufacturing Agreement ("AGREEMENT") is made and entered into as of December 29, 2000 (the "EFFECTIVE Date") by and between, Telenetics Corporation (the "BUYER"), a California corporation, having its place of business at 25111 Arctic Ocean, Lake Forest, CA 92630, and Comtel Electronics, Inc. ("SELLER"), a Delaware corporation and a division of Comtel Holdings, Inc., having its place of business at 14101 Myford Road, Tustin CA 92780 ("SELLER'S FACILITY"). Buyer and Seller are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES." References to "Buyer" and "Seller" shall include their respective Affiliates (as that term is defined in SECTION
11.2 herein).

1.       PREAMBLE.
         ---------

         WHEREAS, the Buyer has entered into an agreement with Motorola, Inc. known as the Manufacturing License and Distribution Agreement (the "MOTOROLA AGREEMENT") to produce certain transmission products and desires to outsource certain aspects of the manufacturing, assembly and testing (the "MANUFACTURING" or "MANUFACTURE") of such transmission products and other products (the "PRODUCTS") as set forth on EXHIBIT A;

         WHEREAS, the Seller is a local contract manufacturer capable of meeting Buyer's requirements for the outsourcing of those aspects of the Manufacturing of the Products necessary for Buyer to meet its requirements as set forth in the Motorola Agreement; and

         WHEREAS, in order to facilitate the coordinated Manufacturing of the Products, the Parties desire to establish manufacturing processes and procedures, good engineering and workmanship practices and industry standards to assure the consistent, high quality Manufacturing of Products.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

2.       AGREEMENT TO MANUFACTURE.
         -------------------------

         2.1 SCOPE OF WORK. Buyer hereby contracts with Seller to Manufacture the Products in accordance with the terms and conditions of this Agreement. Seller agrees to Manufacture the Products in accordance with the configurations, descriptions and specifications provided to Seller by Buyer for the Products (the "BUYER'S SPECIFICATIONS") which are set forth in and attached hereto as EXHIBIT B. Buyer agrees to purchase from Seller all of the Products manufactured by Seller pursuant to and in accordance with the Buyer's Specifications and the terms and conditions of this Agreement at the prices set forth in and attached hereto as EXHIBIT C.

3.       MANUFACTURING EQUIPMENT AND START-UP INVENTORY.
         -----------------------------------------------

3.1      MANUFACTURING EQUIPMENT.



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                  (a) PURCHASED EQUIPMENT. The Parties acknowledge that, in
         order to Manufacture the Products pursuant to this Agreement, Seller will need to acquire ownership and/or use of production equipment and peripheral support equipment. The Seller agrees to purchase from Buyer and Buyer agrees to sell to Seller the production equipment and peripheral support equipment (the "PURCHASED EQUIPMENT") (a list of which is set forth in and attached hereto as EXHIBIT D) for the total purchase price of $400,000.00 due and payable upon delivery of the Purchased Equipment to Seller's Facility and transfer of title to the Purchased Equipment.

                  (b) TEST EQUIPMENT. The Parties further agree that the Buyer shall deliver to Seller certain test equipment to be used exclusively for the Manufacture of Products (the "TEST EQUIPMENT") (a list of which is set forth in and attached hereto as EXHIBIT E). The Parties agree and acknowledge that the Test Equipment shall at all times remain the sole and separate property of Buyer. The Parties hereby agree and acknowledge that Buyer shall be solely responsible for the normal maintenance, repair and upkeep of the Test Equipment. Seller shall be solely responsible for any damages to the Test Equipment or any costs associated therewith caused or contributed by the negligent misuse of the Test Equipment by any of Seller's employees, agents or contractors.

         3.2 DELIVERY OF MANUFACTURING EQUIPMENT. The Parties hereby agree and acknowledge that it shall be Buyer's sole responsibility to deliver the Purchased Equipment and the Test Equipment to Seller's Facility in a timely manner and that the Manufacturing Equipment shall be delivered by Buyer in good working order and free and clear of all liens and attachments.

         3.3 START-UP INVENTORY. The Parties acknowledge that, in order for Seller to Manufacture the Products, Seller will need to acquire certain raw materials and component parts (the "COMPONENT PARTS"). Buyer will be acquiring a substantial inventory of Component Parts ("BUYER'S INVENTORY"). Seller hereby agrees to purchase all usable Component Parts (as needed to support Buyer's master requirement schedule in a timely fashion) which exist in Buyer's Inventory from Buyer until Buyer's Inventory is exhausted. Seller agrees that Buyer may deliver to Seller's Facility any or all Buyer's Inventory for storage prior to use in the Manufacturing of Products. However, the Parties agree that title to and ownership of any portion of Buyer's Inventory shall pass from Buyer to Seller only as Buyer's Inventory is sold to Seller for the Manufacture of Products. Seller agrees that that portion of Buyer's Inventory delivered to Seller's Facility shall be stored in a secure area of Seller's Facility and shall not be commingled with any other Component Parts or other materials and shall be kept in good working order and condition at Seller's sole expense. Seller agrees that Buyer's Inventory shall only be used for the Manufacture of Products.

         3.4 INITIAL INVENTORY. Seller agrees to purchase an initial inventory (the "INITIAL INVENTORY") of Component Parts from Buyer's Inventory necessary to commence the Manufacture of Products pursuant to this Agreement. The purchase price paid by Seller to Buyer for the Initial Inventory shall be $1,450,000.00. The amount and description of Component Parts contained in the Initial Inventory is set forth in and attached hereto as EXHIBIT F. Buyer hereby agrees to deliver a sufficient portion of the Initial Inventory to Seller's Facility in a timely fashion prior to the commencement of the Manufacture of the Products by Seller and the Initial Inventory shall be delivered by Buyer in good working order and free and clear of all liens and attachments. Buyer agrees to continue to deliver the Initial Inventory to Seller as requested by Seller until the Initial Inventory is exhausted.

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         3.5 ADDITIONAL INVENTORY. After Buyer's Inventory is exhausted, it shall be Seller's sole responsibility to locate and purchase Component Parts from third parties in sufficient quantities and lead-time to enable Seller to meet Buyer's ongoing demand for Products (as ordered pursuant to this Agreement).

         3.6 MINIMUM VOLUME REQUIREMENTS. Buyer acknowledges that Seller will procure Manufacturing Equipment, Initial Inventory, and other Component Parts, equipment, inventory, materials and resources in anticipation of the initial and ongoing Manufacture of Products under the terms of this Agreement. As consideration for Seller's capital investments in preparation for its performance of Seller's duties and obligations under this Agreement, Buyer agrees that it will schedule monthly shipments and purchase a minimum of One Million Dollars ($1,000,000.00) of Products per month (based upon the prices set forth in EXHIBIT C) from Seller (the "MINIMUM VOLUME REQUIREMENTS") beginning the third (3rd) calendar month after the commencement of the Manufacture of Products by Seller, and continue on a month to month basis for the life of this agreement. If, in any month following the third (3rd) calendar month after the commencement of the Manufacture of Products by Seller, Buyer fails to meet the Minimum Volume Requirements, Buyer shall pay Seller a "SHORTFALL CHARGE." The "SHORTFALL Charge" will be calculated by subtracting the sum of all invoices billed to Buyer by Seller for Products shipped during any applicable month from One Million Dollars ($1,000,000.00), then multiplying that figure by 25%. For example, if in one month, the sum of the total invoices for Products shipped is $900,000.00, then Buyer shall pay to Seller a Shortfall Charge of $25,000.00. The Seller shall invoice Buyer and provide sufficient detail on how the Shortfall Charge is calculated. Payment is due net thirty (30) days after the invoice date. Should buyer fail to make payment within thirty (30) days after the invoice date, Seller may, at its sole option, (i) cease shipments to the Buyer or other destinations designated by Buyer, and/or (ii) make partial or all future shipments on a C.O.D. basis until such delinquency has been paid. Interest at the rate of one percent (1.0%) per month shall accrue and be charged on all late payments. Non-payment of a monthly Shortfall Charge constitutes a material breach under Paragraph 8.2(a) and Paragraph 8.2(b) and all rights and remedies of the Seller to enforce the continued Minimum Volume Requirement remain in effect for the life of the Agreement.

4.       PURCHASING AND CANCELLATIONS.
         -----------------------------

         4.1 BASE PRODUCTS AND FINAL PRODUCTS. The Parties hereto specifically agree and acknowledge that the basic Products Manufactured under the terms of this Agreement are of a generic type and are identical (the "BASE Product") and, when completed, will be delivered to Seller's in-house storage facility to await the Final Configuration. Base Products may be specially configured or modified, as required, to conform with Buyer's customers' other products or special requirements prior to shipment to Buyer or Buyer's customers (the "FINAL PRODUCT").

         4.2 PURCHASE ORDERS. Buyer shall order Products by issuing purchase orders to Seller (the "PURCHASE Orders"). Purchase Orders shall be either a "BASE CONFIGURATION PURCHASE ORDER" or a "FINAL CONFIGURATION PURCHASE ORDER." A "BASE CONFIGURATION PURCHASE ORDER" shall set forth the amount of Base Products Buyer requires Seller to Manufacture for eventual configuration to Final Products. A "FINAL CONFIGURATION PURCHASE ORDER" shall set forth the amount of Final Products required and the special configurations and/or modifications (the "FINAL CONFIGURATION") necessary to convert the Base Products to Final Products.

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         4.3 ACCEPTANCE OF PURCHASE ORDERS. Within two (2) working days of receipt of a Base Configuration Purchase Order, the Seller shall either accept or reject the same. If the Seller is unable to meet the delivery schedule set forth in a Base Configuration Purchase Order or finds the same to be unacceptable for some other reason, the Buyer and Seller shall negotiate in good faith to resolve the disputed matter(s). Within one (1) working day of receipt of a Final Configuration Purchase Order, the Seller shall either accept or reject the same. If the Seller is unable to meet the delivery schedule set forth in a Final Configuration Purchase Order or finds the same to be unacceptable for some other reason, the Buyer and Seller shall negotiate in good faith to resolve the disputed matter(s).

         4.4 PURCHASE ORDER LEAD-TIME REQUIREMENTS. The Buyer shall issue Base Configuration Purchase Orders to the Seller a minimum of twelve (12) weeks prior to the required in-house delivery date. The Buyer shall also issue Final Configuration Purchase Orders to the Seller a minimum of ten (10) working days prior to the delivery date to Buyer or Buyer's customer. The Final Configuration Purchase Order will instruct the Seller to complete the Final Configuration on a number of Base Products. In addition, the Buyer shall provide the Seller with a 9-12 month rolling forecast of Products (the "ROLLING FORECASTS"), on a monthly basis, to be used for material procurement planning and potential purchasing purposes.

         4.5 ADVERSE MATERIAL LEAD-TIMES. The Seller shall make purchase commitments to suppliers based upon the Rolling Forecasts received from the Buyer. If, due to current market conditions and component allocations, some Component Parts are not be available within agreed upon lead-times, the Parties will mutually negotiate procurement of long-lead material and safety stock as necessary.

         4.6 PURCHASE ORDER CONTENTS. The Buyer shall specify the Products to be delivered by the Seller under the terms of this Agreement by issuing written Purchase Orders as stated in SECTION 4.2 above. The Purchase Orders shall contain the following information:

         (a)      The quantity and type of Product ordered.

         (b)      The Product unit price.

         (c)      The Product unit revision and configuration level.

         (d)      The delivery schedule.

         (e)      Destination.

         (f)      Required method of shipment.

         (g)      Reference to this Agreement.

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         4.7 RESCHEDULING OF RELEASED ORDERS. The Buyer may reschedule delivery of Base Products or Final Products by sending the Seller a written change order (a "CHANGE ORDER"). Deliveries of Final Products may be rescheduled in accordance with the following schedule:

 NUMBER OF BUSINESS DAYS ADVANCE NOTICE   % OF SHIPMENT RESCHEDULED - UP OR DOWN
 --------------------------------------   --------------------------------------
                 0 - 14                                    None
                15 - 30                                   0 - 30%
                31 - 90                                 31% - 50%
                91 - 120                                51% - 70%
               121 - Beyond                             71% - 100%

Deliveries of Base Products may be rescheduled in accordance with the following schedule:

 NUMBER OF BUSINESS DAYS ADVANCE NOTICE   % OF SHIPMENT RESCHEDULED - UP OR DOWN
 --------------------------------------   --------------------------------------
                 0 - 60                                    None
                61 - 90                                   0 - 30%
                91 - 120                                31% - 50%
                91 - 150                                51% - 70%
               151 - Beyond                             71% - 100%

         The Buyer shall reimburse Seller for any increased costs incurred as a result of any Change Order. Should one or more shipments be rescheduled with a delay of greater than thirty (30) days, inventory carrying charges of 1.0% per month will accrue and be invoiced by Seller.

         4.8 ENGINEERING CHANGE ORDERS. If the Buyer requests that Seller change the configuration of the Base Products, Buyer shall deliver to Seller an engineering change order (the "ENGINEERING CHANGE ORDER") specifying the required changes. The Buyer will pay Seller $350.00 to process a standard Engineering Change Order and $1,000.00 for each expedited Engineering Change Order requested to be implemented in less than a forty-eight (48) hour notice. The Seller will use its best efforts to advise the Buyer within two (2) business days as to how soon, and at what cost, a Engineering Change Order requested by the Buyer can be implemented by the Seller.

         4.9 CANCELLATIONS OF PURCHASE ORDERS. In the event that the Buyer wishes to cancel some quantity of the Products ordered pursuant to a Purchase Order which become obsolete and unusable for any other purpose other than as originally contemplated by such cancelled Purchase Order ("OBSOLETE PRODUCTS"), the Buyer will provide Seller with written notice of cancellation (a "NOTICE OF CANCELLATION") and, upon receipt of the Notice of Cancellation, the Seller shall stop work to the extent specified therein. Notwithstanding Seller's receipt of a Notice of Termination and the implementation thereof, Buyer shall remain responsible for the following:

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                  (a) Payment for all Obsolete Products delivered to the Buyer and in transit, plus finished Base Products (which are obsolete) in inventory prior to, and including, the effective date of cancellation the unit prices applicable to the order;

                  (b) Payment for all work-in-process ("WORK-IN-PROCESS") based upon the percentage of completion, as determined by the Seller, multiplied by the unit price of the Obsolete Product set forth in EXHIBIT C, including Obsolete Products which were in process prior to receipt of the Notice of Cancellation and that could not be completed by the cancellation date. The total unit price for Work-In-Process units will not exceed the total unit price for a completed assembly. The Buyer may request the Seller to complete and deliver all Obsolete Products included in Work-In-Process at the unit price referenced in EXHIBIT C.

                  (c) Payment of the cost plus burden and benefit (not to exceed actual costs plus 16%) in accordance with agreed to Component Parts prices of inventory in-house and on orders which cannot be cancelled or returned, provided that such inventory is in support of Buyer's Purchase Orders and Forecasts.

                  (d) Payment of any restocking charges, bill-backs, and cancellation charges received by the Seller from suppliers for Component Parts ordered for the manufacture of Obsolete Products plus a 5% handling fee.

                  (e) If applicable, any Shortfall Charge pursuant to SECTION
         3.6 herein.

         The Seller shall use its best efforts to minimize cancellation charges by returning inventory and material for credit, canceling material on order, applying material to other Seller projects as applicable, and minimizing all Work-In-Process and finished goods to support the final production schedule. Upon payment of the cancellation charges, all Obsolete Products, Work-In-Process, and non-returnable/non-cancelable components in house or on order shall be delivered to (or held by Seller on a consignment basis), and become the property of, the Buyer. F.O.B. is from the Seller's location.

5.       PAYMENT AND SHIPPING TERMS.
         ---------------------------

         5.1 INVOICES AND PAYMENT. The Seller shall invoice Buyer upon shipment of Products. Payment is due net thirty (30) days from the date of shipment and invoice. Should Buyer fail to make payment within thirty (30) days after the invoice date, the Seller may, at its sole option, (i) cease shipments to the Buyer or other destination designated by Buyer; and/or (ii) make partial or all future shipments on a C.O.D. basis until such delinquency has been paid. Interest at the rate of 1.0% per month shall accrue and be charged on all late payments. If a completed Base Product has not been converted into a Final Product within 20 working days of its completion, the Seller will invoice the Buyer at the rate of 95% of the Final Product price listed in EXHIBIT C (which shall be credited against any subsequent Final Configuration of those Base Products into Final Products).

         5.2 BUYER INVOICES AND PAYMENT. The Buyer shall invoice Seller upon shipment of Component Parts. Payment is due net thirty (30) days from the date of shipment and invoice. Should Seller fail to make payment within thirty (30) days after the invoice date, the Buyer may, at its sole option, (i) cease shipments to the Seller, and/or (ii) make partial or all future shipments on a C.O.D. basis until such delinquency has been paid. Interest at the rate of 1.0% per month shall accrue and be charged on all late payments.

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         5.3 PACKAGING AND SHIPPING. The Seller shall package each Product to the Buyer's Specifications or, if not specified by the Buyer, to good commercial standards. All shipments made by Seller to the Buyer or other destination designated by Buyer shall be F.O.B. Comtel Electronics, Tustin, CA. Title, risk of loss and damage shall pass from the Seller to the Buyer upon shipment or physical possession of the shipment passing to a common carrier. Shipments will be made in accordance with the Buyer's specific routing instructions, including method of carrier to be used, and all special and incidental charges resulting from the choice of freight carrier shall be borne by the Buyer. Within one (1) business day of shipment, Seller will communicate all shipping data (e.g., product serial numbers, ship date, etc.) to Buyer.

         5.4 SECURITY INTEREST. The Seller reserves a purchase money security interest in each of the Products produced pursuant to this Agreement as the sole security for the payment of the applicable purchase price thereof. This security interest will be satisfied and discharged by payment in full of the applicable purchase price for the Products. A UCC-1 Financing Statement may be filed on the Seller's behalf with appropriate state authorities at any time after signature by the Buyer in order to perfect the Seller's security interest. The Buyer agrees to execute any and all such documents necessary to perfect said purchase money security interest.

6.       WARRANTY AND TESTING.
         ---------------------

         6.1 WARRANTY. The Seller warrants to the Buyer that the Products Manufactured by Seller will conform to Buyer's Specifications and be free from defects in process and workmanship. The Seller is responsible for repairing or replacing any failed Products under normal use and service for a period of one
(1) year after shipment by the Seller. The Seller's responsibility with respect to Component Parts shall be limited to procurement of materials, incoming inspection, and safe handling of the Component Parts while in-house at the Seller. The Buyer is responsible for the selection of all materials as well as ensuring the quality of the vendors and the compatibility of the components. The Buyer is also responsible for designing Products so that the Component Parts are not unduly stressed. The Seller's obligation under this warranty is limited to replacing, repairing, or issuing credit for any Products or Component Parts that are defective. All defective Products shall be returned to the Seller's manufacturing facility, F.O.B. Seller, with reference to a Seller supplied Returned Materials Authorization number ("RMA"), which the Seller shall issue to the Buyer or any third party assigned by the Buyer. Seller shall inspect all returned Products within two (2) days of receipt to confirm that the returned Products are defective. If the returned defective Products are repairable with Component Parts on hand, Seller shall ship replacement Products to Buyer or another destination designated by Buyer within ten (10) days of receipt thereof. If, however, the returned defective Products are not repairable with Component Parts on hand, Seller shall ship replacement Products to Buyer or another destination designated by Buyer within thirty (30) days of receipt thereof. If the needed Component Parts are not available within 30 days, the Buyer and Seller will mutually agree to a return date. All shipping and handling charges associated with replacement Products shall be borne exclusively by Seller. No products inspected by the Seller shall be returned without prior written consent of the Seller. A shipping and handling charge will be assessed for invalid returns or those where no defect is found.

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         THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY,
EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

         The Seller neither assumes nor authorizes any other person to assume for the Seller any other liability in connection with the sale of the Products. This warranty shall not apply to any Products which have been repaired or altered (except by the Seller) or which shall have been subject to misuse, negligence, or accident (other than by Seller). A RMA must be obtained from the Seller before any Products can be returned to the Seller pursuant to a warranty claim. The Seller is not liable for incidental, consequential or special damage of any kind or for personal injury resulting directly or indirectly from the design, material, workmanship, operation or installation of the Products Manufactured under the terms of this Agreement.

7.       RESPONSIBILITY FOR ADDITIONAL COSTS AND EXCESS INVENTORY.
         ---------------------------------------------------------

         7.1 EXCESS INVENTORY. In the event that the Seller purchases or orders Component Parts in order to meet the Buyer's Forecast, the Buyer shall be required to purchase the unused portion from the Seller upon request if (i) Buyer fails to purchase Products in accordance with such Buyer's Forecast(s), and (ii) Seller cannot reasonably return, cancel the order, or otherwise use such Component Parts at no additional cost to itself. The cost of such purchase of excess inventory by Buyer shall equal the total cost of the excess Component Parts plus a seven and one-half percent (7.5%) handling fee (and will not, in any case, be less than $100.00).

         7.2 PRICE ADJUSTMENTS. Product unit pricing shall remain firm for Products on the Purchase Orders which have been accepted by the Seller except as follows:

                  (a) In the event there is an increase in the cost of Component Parts which affects the Product(s) unit price, the Seller shall document such increase in material cost to the Buyer so that both Parties may mutually pursue alternative pricing in order to retain the original cost. If such an alternative cannot be attained within a reasonable period of time, the prices in EXHIBIT C shall be adjusted to reflect the actual cost of the increase. The summary of costs of Component Parts will be prepared and reviewed by Seller on a quarterly basis to establish revised cost of material standards and capture increases and decreases to the cost of the bill of materials and to review market updates and how they will impact the Buyer;

                  (b) Buyer will be responsible for certain other increased charges constituting costs and expenses not contained in the prices in EXHIBIT C, WHERE THE INCREASE IS DUE TO THE BUYER'S ACTIONS including, but not limited to, the following:

                           (i) overtime charges and actual expenses incurred by
                  Seller as a result of delays in the normal Manufacture of Products or interruption in the work flow process where such delays or interruption are caused by (a) a change in Buyer's Specifications or Product test by Buyer which impacts Works-In-Progress, or (b) failure by the Buyer to provide within the agreed time frame sufficient quantities or a reasonable quality level of Component Parts, if applicable (and until Buyer's Inventory is exhausted), to sustain the production schedule;

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                           (ii) expenses incurred due to additional packaging
                  requirements that the Buyer may specify; and

                           (iii) Engineering Change Orders as defined in SECTION
                  4.8.

8.       TERM AND TERMINATION.
         ---------------------

         8.1 TERM. The term of this Agreement (the "TERM") shall commence on the Effective Date and, unless terminated earlier pursuant to SECTION 8.2, shall remain in effect for a fixed term of three (3) years, and shall automatically renew for additional one (1) year terms, unless either Party provides the other with written notice of termination not later than one hundred eighty (180) days prior to the expiration of the then-current Term. Those Sections of this Agreement that by their terms logically ought to survive termination shall survive termination of this Agreement.

         8.2 TERMINATION.

                  (a) If either Party (the "DEFAULTING PARTY") is in breach of a material term of this Agreement, the other Party may deliver to the Defaulting Party a written notice specifying the default and stating its intentions to exercise its rights pursuant to this SECTION 8.

                  (b) Either Party may terminate this Agreement if:

                           (i) The default referred to in SECTION 8.2(a) is not
                  capable of remedy;

                           (ii) The Defaulting Party fails to remedy such
                  default in a proper manner within thirty (30) days after the notice referred to in SECTION 8.2(a) is received and the Defaulting Party fails within the period of thirty (30) days to provide adequate assurance that the default will be cured within a specified time; or

                           (iii) The Defaulting Party gives such adequate
                  assurance referred to in SECTION 8.2(b)(ii), but the default is not cured within such specified time.

                  (c) Either Party may terminate this Agreement at any time by giving not less than thirty (30) days prior written notice of termination to the other Party in the event such other Party takes any action or any steps are taken or legal proceedings are started for:

                           (i) Such other Party's winding-up, dissolution,
                  liquidation, or reorganization other than on terms approved in advance in writing by the other Party; or

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                           (ii) The filing by or against a Party of any
                  proceeding under federal bankruptcy laws now or hereafter existing or any other similar laws now or hereafter in effect or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of a Party.

                  (d) Buyer may terminate this Agreement, upon thirty (30) days prior written notice to Seller, if for three consecutive months, Buyer's Purchase Orders and Products are rejected or returned by Buyer in connection with Buyer's Specifications or warranty provisions hereof and are not replaced by Seller with Products compliant with Buyer's Specifications in accordance with SECTION 6.1 herein.

8.3      EFFECT OF TERMINATION.
         ----------------------

                  (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations that survive termination or expiration of this Agreement and shall not terminate any obligations to pay all amounts which shall have accrued or are payable hereunder.

                  (b) Upon expiration or termination of this Agreement for any reason, each Party agrees to return to the other, the other Party's Confidential Information (as that term is defined in SECTION 11.8). It is understood that confidentiality obligations shall survive expiration or termination of this Agreement without regard to the basis of expiration or termination.

                  (c) Upon termination, relinquishment or expiration of this Agreement for any reason, Seller shall return all of the Test Equipment to Buyer in good working order (normal wear and tear excepted) and free and clear of all liens and attachments OR permit Buyer and any of its employees or agents to enter Seller's Facility to take physical possession of the Test Equipment which shall be in good working order (normal wear and tear excepted) and free and clear of all liens and attachments.

9.       CONDITIONS OF CLOSING.
         ----------------------

         9.1 CONDITIONS. The following conditions must be satisfied prior to Seller's purchase of the Manufacturing Equipment and Initial Inventory referenced in SECTION 3:

                  (a) Buyer shall visit Seller's Facility to complete its due diligence;

                  (b) The Parties shall validate pricing and bill of material costs as a ratio to the unit sell price. The Buyer and Seller commit to work together to meet the Seller's investment objective of ensuring the raw material and Component Part costs comprise no more than sixty (60%) percent of the purchase price;

                  (c) The Parties shall schedule training and exchange data with Buyer's Massachusetts manufacturing facility;

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                  (d) Buyer has completed its additional financing to support this Agreement;

                  (e) The Parties have obtained their respective Board of Director's approval to proceed with this Agreement; and

                  (f) Receipt by each Party of the other's Closing Certification (in a form substantially similar to that attached hereto as EXHIBIT G).

10.      INDEMNIFICATION.
         ----------------

         10.1 PRODUCT INDEMNIFICATION. The Buyer agrees that it will indemnify and hold harmless Seller against any and all claims, liabilities, damages, or causes of action ("CLAIMS") hereafter brought or asserted by any person or entity arising out of the design, installation or use of any Product(s) manufactured by the Seller under this Agreement and in accordance with Buyer's Specifications except for any intentional or negligent acts of Seller or any of Seller's employees, agents or contractors.

         10.2 PATENTS, COPYRIGHT, TRADE SECRET AND OTHER PROPRIETARY RIGHTS. The Buyer agrees to indemnify and hold harmless Seller against any Claims brought against Seller alleging that the Products infringe on a patent, copyright, trade secret and other proprietary right, foreign or domestic, and to pay the amount of any settlement or the costs and damages finally awarded, provided that the Seller promptly notifies the Buyer of any such Claims and provides the Buyer with reasonable assistance in the defense of any such Claims.

11.      MISCELLANEOUS.
         --------------

         11.1 ENTIRE AGREEMENT. This Agreement (including all Exhibits attached hereto) shall constitute the entire Agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the Parties, whether written or oral, relating to such transactions.

         The Buyer and Seller shall comply with all terms and conditions stated in this Agreement and with Buyer's Specifications contained in issued Purchase Orders. In the event of inconsistency, the order of precedence shall be as follows:

         (a)      This Agreement

         (b)      Exhibits to this Agreement

         (c)      Buyer's Specifications on the face of Buyer's Purchase
                  Order(s)

         11.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party hereto shall in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement; provided however, (i) each Party shall have the right to assign its rights, duties and responsibilities under this Agreement to any Affiliate that agrees in writing to be bound by the terms and conditions of this Agreement and is found to be reasonably creditworthy by the non-assigning Party in its sole discretion; and (ii) each Party may assign all of its rights, duties and obligations under this Agreement to any entity that purchases substantially all of the assets of such Party or that acquires such Party through merger or other acquisition transaction and is found to be reasonably creditworthy by the non-assigning Party. In either case referenced in
(i) and (ii) above, if the assigning Party is reasonably creditworthy and elects to remain primarily liable for the obligations of this Agreement, then the condition of creditworthiness may be waived by the non-assigning Party in its sole discretion.

         An "AFFILIATE" of a Party shall mean any corporation, partnership or other business entity or natural person which controls or is controlled by, or is under common control with such Party.

         11.3 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         11.4 FORCE MAJEURE. The Parties shall not be liable to the other for any delay in performance or failure to perform, in whole or in part when due to labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, civil commotion, act of public enemy, accident, fire, flood, or other act of God, or act of any governmental authority beyond the reasonable control of the Parties. If an event of force majeure occurs, the affected Party shall promptly notify the other Party and shall use its best efforts to mitigate the effects thereof and minimize any such delay or failure resulting therefrom.

         11.5 INDEPENDENT CONTRACTOR. The Seller and the Buyer are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an employment, agency, partnership, or joint venture relationship between the Parties.

         11.6 DISPUTES. All disputes and controversies of every kind and nature between the Parties arising out of or in connection with the existence, construction, validity, interpretation, meaning, performance, non-performance, enforcement, operation, breach, continuance or termination of this Agreement shall be resolved solely by binding arbitration in accordance with the Commercial Arbitration Rules (the "RULES") of the American Arbitration Association ("AAA") at the offices of the AAA in Irvine, California, before a single arbitrator.

         11.7 JURISPRUDENCE. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its rules as to conflicts of laws.

         11.8 CONFIDENTIALITY AND PUBLICITY. During the course of this Agreement, either Party may have or may be provided access to the other's confidential information and materials ("CONFIDENTIAL INFORMATION"). Each Party agrees to maintain the other Party's Confidential Information in accordance with the terms of this Agreement or any applicable separate nondisclosure agreement between the Buyer and the Seller. In the absence of another written agreement,

AT A MINIMUM, each Party agrees to maintain such information in confidence and limit disclosure within its organization on a need to know basis, to take all reasonable precautions to prevent unauthorized disclosure, and to treat such information as it treats its own information of a similar nature, until such time, if ever, as the information becomes rightfully available to the public through no fault of the non-disclosing Party. The Parties agree that neither will disclose the existence of this Agreement, nor any of its details or the existence of the relationship created by this Agreement, to any third party without the specific and express written consent of the other. If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule or regulation, or is compelled by a court or governmental agency, authority or body: (i) the Parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of this Agreement, including, without limitation, seeking a confidential treatment request or protective order; (ii) the disclosing Party shall inform the other Party at least ten (10) business days (i.e., not including Saturdays, Sundays or days on which banks are not open for business in the geographic area in which the non-disclosing Party's principal office is located) in advance of the disclosure; and (iii) the disclosing Party shall give the other Party a reasonable opportunity to review and comment upon disclosure, and any request for confidential treatment or protective order pertaining thereto, prior to making such disclosure. The Parties may disclose this Agreement in confidence to their respective legal counsel, accountants and financing sources as necessary in connection with obtaining services from such third parties.

         Upon the termination or expiration of this Agreement for any reason, each Party shall deliver to the disclosing Party its Confidential Information within three (3) weeks therefrom or, if the disclosing Party so requests, destroy such Confidential Information and certify such destruction in writing to the disclosing Party within three (3) weeks therefrom.

         The Parties acknowledge and agree that any breach or threatened breach of this SECTION 11.8 will result in irreparable harm to the Party whose Confidential Information is subject to such breach or threatened breach, for which remedies at law will not be adequate. Each Party, as a disclosing Party, shall therefore be entitled to obtain injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a breach or threatened breach of this SECTION 11.8.

         11.9 COMPLIANCE WITH LAWS. The Parties shall comply with all national, state, and local laws and regulations governing the manufacture, transportation, and/or sale of Products and/or the performance of any of the Parties respective rights, duties and obligations under the terms of the Agreement.

         11.10 OWNERSHIP. Any specifications, drawings, schematics, technical information and other materials furnished by the Buyer, and all intellectual property rights therein ("BUYER'S INTELLECTUAL PROPERTY"), are owned exclusively by the Buyer, and the Seller has no ownership interest or other right or license therein other than use for the sole purpose of Manufacturing the Products or otherwise performing its obligations under this Agreement. Any modification, deviations, improvements or other changes to Buyer's Intellectual Property, from whatever source, shall vest in and remain the sole property of Buyer.

         11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

         11.12 WAIVER. No delay or omission by any Party to exercise any right or power hereunder shall impair any such right or power or be construed to be a waiver thereof. A waiver by any Party of any of the covenants, conditions or contracts to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or contract herein contained. No change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

         11.13 CUMULATIVE REMEDIES. The rights and remedies provided in this Agreement or otherwise under applicable laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy, except as expressly provided otherwise in this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date set forth above.


Comtel Electronics, Inc. ("Seller")          Telenetics Corporation ("Buyer")


By:      /S/ LYLE JENSEN                     By:      /S/ JOHN D. MCLEAN
   ---------------------------------            --------------------------------

Name:      LYLE JENSEN                       Name:      JOHN D. MCLEAN
     -------------------------------              ------------------------------
         (print or type)                              (print or type)

Title:   CHIEF EXECUTIVE OFFICER             Title:   CHIEF OPERATING OFFICER
      ------------------------------               -----------------------------